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EXHIBIT 5.1

[Letterhead of Piper Rudnick LLP]

ALARIS Medical, Inc.
10221 Wateridge Circle
San Diego, California 92121

June 19, 2002

Ladies and Gentlemen:

        We have acted as counsel to ALARIS Medical, Inc., a Delaware Corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 1,000,000 shares of Common Stock, par value $.01 per share (the "Shares"), issuable pursuant to the exercise of awards granted under the Non-Employee Director Stock Option Plan (the "Plan").

        We have examined copies of the Company's Restated Certificate of Incorporation, as amended, the Company's By-Laws, as amended, the Plan, all resolutions adopted by the Company's Board of Directors relating to the authorization of the Shares, and other records, documents, statutes and authorities that we have deemed necessary for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

        Based upon the foregoing, we are of the opinion that the Shares issuable under the Plan have been duly authorized and will be (when issued, sold and delivered as authorized) validly issued, fully paid and non-assessable.

        The opinions set forth herein are limited to matters governed by the laws of the State of Delaware and the Federal Laws of the United States of America, and we express no opinion as to any other laws.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Piper Rudnick LLP

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EXHIBIT 5.1